EXHIBIT A

CERTIFICATE OF DESIGNATIONS
OF
4.875% FIXED RATE NON-CUMULATIVE PERPETUAL PREFERRED STOCK,
SERIES A OF
WASHINGTON FEDERAL, INC.

Article 3A. 4.875% Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A.

Section 1. Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of Preferred Stock a series of Preferred Stock designated as the "4.875% Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A" (hereinafter called "Series A Preferred Stock"). The authorized number of shares of Series A Preferred Stock shall be 300,000 shares, $1.00 par value per share, having a liquidation preference of $1,000 per share. The number of shares constituting Series A Preferred Stock may be increased from time to time in accordance with law up to the maximum number of shares of Preferred Stock authorized to be issued under the Restated Articles of Incorporation of the Corporation, as amended, less all shares at the time authorized of any other series of Preferred Stock, and any such additional shares of Series A Preferred Stock would form a single series with the Series A Preferred Stock. Shares of Series A Preferred Stock will be dated the date of issue, which shall be referred to herein as the "original issue date". Shares of outstanding Series A Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation, or converted into another series of Preferred Stock, shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series.

Section 2. Definitions.

(a) "Business Day" means any weekday that is not a legal holiday in New York, New York and that is not a day on which banking institutions in New York, New York are closed.

(b) "Common Stock" means the common stock, par value $1.00 per share, of the Corporation.

(c) "DTC" means The Depository Trust Company.

(d) "original issue date" means the date of issue of the Series A Preferred Stock.

(e) "Preferred Stock" means any and all series of preferred stock of the Corporation, including the Series A Preferred Stock.

(f) "Regulatory Capital Treatment Event" means the good faith determination by the Corporation that, as a result of (1) any amendment to, or change (including any announced prospective change) in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of Series A Preferred Stock; (2) any proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of any share of Series A Preferred Stock; or (3) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of any share of Series A Preferred Stock, there is more than an insubstantial risk that the Corporation will not be entitled to treat the full liquidation value of the shares of Series A Preferred Stock then outstanding as Tier 1 capital (or its equivalent) for purposes of the Board of Governors of the Federal Reserve System's (the "Federal Reserve") capital adequacy regulations and policies (or, as and if applicable, the capital adequacy regulations and policies of any successor appropriate federal banking regulator or agency), as then in effect and applicable, for as long as any share of Series A Preferred Stock is outstanding.

(g) "Series A Dividend Payment Date" has the meaning set forth in Section 4(b).

(h) "Series A Dividend Period" means the period from and including a Series A Dividend Payment Date to, but excluding, the next Series A Dividend Payment Date, except that the initial Series A Dividend Period will commence on and include the original issue date of Series A Preferred Stock.

(i) "Series A Junior Securities" has the meaning set forth in Section 3(a).

(j) "Series A Parity Securities" has the meaning set forth in Section 3(b).

Section 3. Ranking. The shares of Series A Preferred Stock shall rank:

(a) senior, as to dividends and distribution of assets upon liquidation, dissolution or winding up of the Corporation, to the Common Stock, and to any other class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, does not expressly provide that it ranks *pari passu* with the Series A Preferred Stock as to dividends and distributions of assets upon liquidation, dissolution and winding up, as the case may be (collectively, "Series A Junior Securities");

(b) on a parity, as to dividends and distributions of assets upon liquidation, dissolution or winding up of the Corporation, with any class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, expressly provides that it ranks *pari passu* with the Series A Preferred Stock as to dividends and distributions of assets upon liquidation, dissolution and winding up, as the case may be (collectively, "Series A Parity Securities"); and

(c) Junior, as to distributions of assets upon liquidation, dissolution, and winding up of the Corporation, to any existing or future indebtedness of the Corporation.

(d) The Corporation may authorize and issue additional shares of Series A Junior Securities and Series A Parity Securities without the consent of the holders of the Series A Preferred Stock.

Section 4. Dividends.

(a) Holders of Series A Preferred Stock will be entitled to receive, when, as, and if declared by the Board or a duly authorized committee of the Board, out of funds legally available for the payment of dividends under Washington law, non-cumulative cash dividends based on the liquidation preference of the Series A Preferred Stock at a rate equal to 4.875% per annum for each Series A Dividend Period from the original issue date of the Series A Preferred Stock to, and including, the redemption date of the Series A Preferred Stock, if any. If the Corporation issues additional shares of the Series A Preferred Stock after the original issue date, dividends on such shares will accrue from the original issue date of such additional shares.

(b) If declared by the Board or a duly authorized committee of the Board, dividends will be payable on the Series A Preferred Stock (each such date, a "Series A Dividend Payment Date") quarterly in arrears, on January 15, April 15, July 15 and October 15 of each year, beginning on April 15, 2021. If any date on which dividends would otherwise be payable is not a Business Day, then the Series A Dividend Payment Date will be the next Business Day, without any adjustment to the amount of dividends paid.

(c) Dividends will be payable to holders of record of Series A Preferred Stock as they appear on the Corporation's books on the applicable record date, which shall be the 15th calendar day before the applicable Series A Dividend Payment Date, or such other record date, not exceeding 30 calendar days before the applicable Series A Dividend Payment Date, as shall be fixed by the Board or a duly authorized committee of the Board.

(d) Dividends payable on Series A Preferred Stock will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward. Dividends on the Series A Preferred Stock will cease to accrue on the redemption date, if any, unless the Corporation defaults in the payment of the redemption price of the Series A Preferred Stock called for redemption.

(e) Dividends on the Series A Preferred Stock will not be cumulative or mandatory. If the Board or a duly authorized committee of the Board does not declare a dividend on the Series A Preferred Stock in respect of a Series A Dividend Period, then no dividend shall be deemed to have accrued for such dividend period, be payable on the applicable Series A Dividend Payment Date or be cumulative, and the Corporation will have no obligation to pay any dividend for that Series A Dividend Period, whether or not the Board or a duly authorized committee of the

Board declares a dividend for any future Series A Dividend Period with respect to the Series A Preferred Stock, the Corporation's Common Stock, or any other class or series of the Corporation's Preferred Stock.

(f) So long as any share of Series A Preferred Stock remains outstanding, unless the full dividends for the preceding Series A Dividend Period on all outstanding shares of Series A Preferred Stock have been paid in full or declared and a sum sufficient for the payment thereof has been set aside for payment:

(1) no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any Series A Junior Securities, other than (i) a dividend payable solely in Series A Junior Securities or (ii) any dividend in connection with the implementation of a shareholders' rights plan, or the redemption or repurchase of any rights under any such plan;

(2) no shares of Series A Junior Securities shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly, nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation (other than (i) as a result of a reclassification of Series A Junior Securities for or into other Series A Junior Securities, (ii) the exchange or conversion of one share of Series A Junior Securities for or into another share of Series A Junior Securities, (iii) through the use of the proceeds of a substantially contemporaneous sale of other shares of Series A Junior Securities, (iv) purchases, redemptions or other acquisitions of shares of Series A Junior Securities in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, or (v) the purchase of fractional interests in shares of Series A Junior Securities pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged; and

(3) no shares of Series A Parity Securities shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation), during a dividend period (other than (i) pursuant to *pro rata* offers to purchase all, or a *pro rata* portion, of the Series A Preferred Stock and such Series A Parity Securities, if any, (ii) as a result of a reclassification of Series A Parity Securities for or into other Series A Parity Securities, (iii) the exchange or conversion of Series A Parity Securities for or into other Series A Parity Securities or Series A Junior Securities, (iv) through the use of the proceeds of a substantially contemporaneous sale of other shares of Series A Parity Securities or (v) the purchase of fractional interests in shares of Series A Parity Securities pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged.

(g) The Corporation will not declare or pay or set apart funds for the payment of dividends on any Series A Parity Securities unless the Corporation has paid or set apart funds for the payment of dividends on the Series A Preferred Stock. When dividends are not paid in full upon the shares of Series A Preferred Stock and any Series A Parity Securities, all dividends declared upon shares of Series A Preferred Stock and any Series A Parity Securities will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the Series A Preferred Stock, and accrued dividends, including any accumulations, on any Series A Parity Securities, bear to each other for the then-current Series A Dividend Period.

(h) Subject to the foregoing, and not otherwise, dividends (payable in cash, stock or otherwise), as may be determined by the Board or a duly authorized committee of the Board, may be declared and paid on the Common Stock and any other class or any Series A Junior Securities or Series A Parity Securities from time to time out of any funds legally available for such payment, and the holders of Series A Preferred Stock shall not be entitled to participate in any such dividend.

(i) Dividends on the Series A Preferred Stock will not be declared, paid or set aside for payment to the extent such act would cause the Corporation to fail to comply with applicable laws and regulations, including regulations and policies of the Federal Reserve.

Section 5. Liquidation.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of Series A Preferred Stock are entitled to receive out of assets of the Corporation available for distribution to shareholders, after satisfaction of liabilities to creditors and subject to the rights of holders of any securities ranking senior to Series A Preferred Stock, before any distribution of assets is made to holders of Common Stock or any Series A Junior Securities, a liquidating distribution in the amount of the liquidation preference of $1,000 per share plus any declared and unpaid dividends, without accumulation of any undeclared dividends. Holders of Series A Preferred

Stock will not be entitled to any other amounts from the Corporation after they have received their full liquidating distribution.

(b) In any such distribution, if the assets of the Corporation are not sufficient to pay the liquidation preferences plus declared and unpaid dividends in full to all holders of Series A Preferred Stock and all holders of any Series A Parity Securities, the amounts paid to the holders of Series A Preferred Stock and to the holders of all Series A Parity Securities will be paid *pro rata* in accordance with the respective aggregate liquidating distribution owed to those holders. If the liquidation preference plus declared and unpaid dividends has been paid in full to all holders of Series A Preferred Stock and any Series A Parity Securities, the holders of the Corporation's Series A Junior Securities shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

(c) For purposes of this section, the merger or consolidation of the Corporation with any other entity, including a merger or consolidation in which the holders of Series A Preferred Stock receive cash, securities or property for their shares, or the sale, lease or exchange of all or substantially all of the assets of the Corporation for cash, securities or other property, shall not constitute a liquidation, dissolution or winding up of the Corporation.

Section 6. Redemption.

(a) Series A Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions. Series A Preferred Stock is not redeemable prior to April 15, 2026. On and after that date, Series A Preferred Stock will be redeemable at the option of the Corporation, in whole or in part, on any Series A Dividend Payment Date, at a redemption price equal to $1,000 per share, plus any declared and unpaid dividends for prior Series A Dividend Periods and accrued but unpaid dividends (whether or not declared) for the then-current Series A Dividend Period prior to, but excluding, the redemption date. Holders of Series A Preferred Stock will have no right to require the redemption or repurchase of Series A Preferred Stock. Notwithstanding the foregoing, within 90 days following the occurrence of a Regulatory Capital Treatment Event, the Corporation, at its option, may redeem, at any time, all (but not less than all) of the shares of the Series A Preferred Stock at the time outstanding, at a redemption price equal to $1,000 per share, plus any declared and unpaid dividends for prior Series A Dividend Periods and accrued but unpaid dividends (whether or not declared) for the then-current Series A Dividend Period prior to, but excluding, the redemption date, upon notice given as provided in Subsection (b) below.

(b) If shares of Series A Preferred Stock are to be redeemed, the notice of redemption shall be sent to the holders of record of Series A Preferred Stock to be redeemed, sent not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if the depositary shares representing Series A Preferred Stock are held in book-entry form through DTC, the Corporation may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth: (1) the redemption date; (2) the number of shares of Series A Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where the certificates evidencing shares of Series A Preferred Stock are to be surrendered for payment of the redemption price. On and after the redemption date, dividends will cease to accrue on shares of Series A Preferred Stock, and such shares of Series A Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, including rights described under Section 6, except the right to receive the redemption price plus any declared and unpaid dividends.

(c) In case of any redemption of only part of the shares of Series A Preferred Stock at the time outstanding, the shares to be redeemed shall be selected *pro rata* or by lot.

(d) Any redemption of the Preferred Stock is subject to the Corporation's receipt of any required prior approval by the Federal Reserve and to the satisfaction of any conditions set forth in the capital adequacy regulations and policies of the Federal Reserve applicable to redemption of the Preferred Stock.

Section 7. Voting Rights.

(a) Except as provided below or as expressly required by law, the holders of shares of Series A Preferred Stock shall have no voting power, and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of shares of capital stock, and shall not be entitled to call a meeting of such holders for any purpose, nor shall they be entitled to participate in any meeting of the holders of the Common Stock.

(b) So long as any shares of Series A Preferred Stock remain outstanding, the affirmative vote or consent of the holders of at least two-thirds of all of the shares of Series A Preferred Stock at the time outstanding, voting separately as a class, shall be required to: (1) authorize or increase the authorized amount of, or issue shares of any class or series of stock ranking senior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Corporation, or issue any obligation or security convertible into or evidencing the right to purchase, any class or series of stock ranking senior to Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Corporation; (2) amend the provisions of the Corporation's Restated Articles of Incorporation, as amended, (including this Certificate of Designations creating the Series A Preferred Stock) so as to adversely affect the powers, preferences, privileges or rights of Series A Preferred Stock, taken as a whole; provided, however, that any increase in the amount of the authorized or issued shares of Series A Preferred Stock or authorized Common Stock or Preferred Stock or the creation and issuance, or an increase in the authorized or issued amount, of other series of Preferred Stock ranking equally with or junior to Series A Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) or the distribution of assets upon liquidation, dissolution or winding up of the Corporation will not be deemed to adversely affect the powers, preferences, privileges or rights of Series A Preferred Stock; and (3) consummate a binding share-exchange or reclassification involving the Series A Preferred Stock, or a merger or consolidation of the Corporation with or into another entity unless (i) the shares of the Series A Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the new surviving or resulting entity and (ii) the shares of the remaining Series A Preferred Stock or new preferred securities have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, that are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series A Preferred Stock. The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed.

(c) If the Corporation fails to pay, or declare and set apart for payment, dividends on outstanding shares of the Series A Preferred Stock for six quarterly Series A Dividend Periods, whether or not consecutive (a "Nonpayment Event"), the number of directors on the Board shall be automatically increased by two. The holders of shares of Series A Preferred Stock shall have the right, with holders of any other equally ranked series of Preferred Stock that have similar voting rights, ("Voting Parity Stock"), voting together as a single class in proportion to their respective liquidation preferences, by a plurality of votes cast, to elect two additional members of the Corporation's Board (the "Preferred Stock Directors") to fill such newly created directorships. The Corporation's Board shall at no time include more than two Preferred Stock Directors, including all directors that the holders of any series of Voting Parity Stock are entitled to elect pursuant to voting rights. The holders of shares of Series A Preferred Stock shall not have the right to cumulate votes for Preferred Stock Directors.

In the event that the holders of the Series A Preferred Stock and any Voting Parity Stock shall be entitled to vote for the election of Preferred Stock Directors following a Nonpayment Event, such directors shall be initially elected at a special meeting called at the request of record holders owning shares representing at least 20% of the combined liquidation preference of all shares of Series A Preferred Stock and each series of Voting Parity Stock then outstanding, voting together as a single class in proportion to their respective liquidation preferences (unless the request for a special meeting is received less than 90 days before the date fixed for the Corporation's next annual or special meeting of the shareholders, in which event such election shall be held only at such next annual or special meeting of shareholders), and subsequently at each annual meeting of the shareholders. Any request to call a special meeting for the initial election of Preferred Stock Directors after a Nonpayment Event must be made by written notice, signed by the requisite holders of Preferred Stock and/or Voting Parity Stock, and delivered to the Corporation's Corporate Secretary in person, by first class mail or in any other manner permitted by the Restated Articles of Incorporation or bylaws or by applicable law. If the Corporation's Secretary fails to call a special meeting for the election of Preferred Stock Directors within 20 days of receiving proper notice, any holder of Series A Preferred Stock may call such a meeting at the Corporation's expense solely for the election of Preferred Stock Directors. The Preferred Stock Directors elected at any such special meeting will hold office until the next annual meeting of the shareholders if such office shall not have been previously terminated as below provided.

Any Preferred Stock Director may be removed at any time without cause by the holders of record of shares of Series A Preferred Stock and Voting Parity Stock, representing at least a majority of the combined liquidation preference of the Series A Preferred Stock and each series of Voting Parity Stock then outstanding, when they have the voting rights described above (voting together as a single class in proportion to their respective liquidation preferences). If any vacancy occurs among the Preferred Stock Directors, a successor will be elected by the then-remaining Preferred Stock Director or, if no Preferred Stock Director remains in office, by a plurality of the votes cast by the holders of the outstanding shares of Series A Preferred Stock and Voting Parity Stock, when they have the voting rights described above (voting together as a single class in proportion to their respective liquidation preferences). The Preferred Stock Directors will each be entitled to one vote per director on any matter that shall come before the Corporation's Board for a vote.

When dividends have been paid in full on the Series A Preferred Stock for at least four consecutive quarterly Series A Dividend Periods, then the right of the holders of Preferred Stock to elect the Preferred Stock Directors shall terminate (but will revest upon the occurrence of any future Nonpayment Event), and, if and when any rights of holders of the Preferred Stock and Voting Parity Stock to elect Preferred Stock Directors have terminated, the terms of office of all Preferred Stock Directors will immediately terminate and the number of directors shall automatically be reduced accordingly.

In addition, if and when the rights of holders of Series A Preferred Stock terminate for any reason, including under circumstances described above under Section 5, such voting rights shall terminate along with the other rights (except, if applicable, the right to receive the redemption price plus any declared and unpaid dividends as provided for in Section 5), and the terms of any additional directors elected by the holders of Series A Preferred Stock and Voting Parity Stock, shall terminate automatically and the number of directors reduced by two, assuming that the rights of holders of Voting Parity Stock have similarly terminated.

Section 8. Conversion Rights. The holders of shares of Series A Preferred Stock shall not have any rights to convert such shares into shares of any other class or series of securities of the Corporation.

Section 9. Preemptive Rights. The holders of shares of Series A Preferred Stock will have no preemptive rights with respect to any shares of the Corporation's capital stock or any of its other securities convertible into or carrying rights or options to purchase any such capital stock.

Section 10. Certificates. The Corporation may at its option issue shares of Series A Preferred Stock without certificates.

Section 11. Transfer Agent. The duly appointed transfer agent for the Series A Preferred Stock shall be American Stock Transfer & Trust Company, LLC. The Corporation may, in its sole discretion, remove the transfer agent in accordance with the agreement between the Corporation and the transfer agent; provided that the Corporation shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Corporation shall send notice thereof to the holders of the Series A Preferred Stock.

Section 12. Registrar. The duly appointed registrar for the Series A Preferred Stock shall be American Stock Transfer & Trust Company, LLC. The Corporation may, in its sole discretion, remove the registrar in accordance with the agreement between the Corporation and the registrar; provided that the Corporation shall appoint a successor registrar who shall accept such appointment prior to the effectiveness of such removal.